Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:        Christopher G. Wheeler of Fisher Communications, Inc. 206-404-6784

FISHER ANNOUNCES ELECTION OF NEW BOARD MEMBER

SEATTLE, WASHINGTON—March 14, 2003—Fisher Communications (NASDAQ:FSCI) is pleased to announce that its directors today elected Jerry A. St. Dennis a director of the company.

Commenting on the election, Donald G. Graham, Jr., Chairman of the Board, said that Mr. St. Dennis, who is associated with Cascade Investment, L.L.C., brings to the Fisher Board an extensive background in business, finance and investment management.

Mr. St. Dennis is a member of the class of directors that will be presented for election at the annual meeting of shareholders to be held on April 24, 2003.

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.